EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-61231 and 333-60512) of PDI, Inc. of our report dated March 11, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2005 relating to the financial statement schedule, which appears in this Form 10-K. We also consent to the reference to us under the heading "Selected Financial Data" in this Form 10-K.



PricewaterhouseCoopers LLP
Florham Park, NJ
March 14, 2005